As filed with the Securities and Exchange Commission on June 21, 2013

Registration No. 333-189404

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SOLARCITY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	4931	02-0781046
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3055 Clearview Way

San Mateo, California 94402

(650) 638-1028

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lyndon R. Rive

Chief Executive Officer

SolarCity Corporation

3055 Clearview Way

San Mateo, California 94402

(650) 638-1028

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven V. Bernard Michael A. Occhiolini Alexander D. Phillips Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Seth R. Weissman Phuong Y. Phillips SolarCity Corporation 3055 Clearview Way San Mateo, California 94402 (650) 638-1028	Thomas J. Ivey Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, California 94301 (650) 470-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-189404) is solely to file Exhibits 4.4, 4.5 and 10.12. Accordingly, a preliminary prospectus has been omitted.

PART II

Information not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table presents the costs and expenses we will pay, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts are estimates except the SEC registration fee.

SEC Registration fee		$27,451
FINRA filing fee		26,750
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent fees		*
Trustee fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be completed by amendment

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation also provides that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred for their service for or on our behalf. Our bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. The bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

We have entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees for a legal proceeding.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2010, we have issued the following securities that were not registered under the Securities Act:

(1) Sales of Capital Stock

•	In June 2010, we issued 3,440,000 shares of Series E-1 preferred stock to eight accredited investors at a price of $6.25 per share for aggregate gross proceeds of approximately $21.5 million.

•	In June and July 2011, we issued 2,067,186 shares of Series F preferred stock to 12 accredited investors at a price of $9.68 per share for aggregate gross proceeds of approximately $20.0 million.

•	In November 2011, we issued 7,500 shares of common stock to one investor at a price of $1.62 per share for aggregate proceeds of approximately $12,112.

•	In December 2011, we issued 20,000 shares of common stock to one investor at a price of $0.0001 per share for aggregate proceeds of $1.00.

•

In February and March 2012, we issued 3,386,986 shares of Series G preferred stock to seven accredited investors at a price of $23.92 per share for aggregate gross proceeds of approximately $81.0 million.

•	In August 2012, we issued 112,835 shares of Series C preferred stock to two accredited investors upon exercise of outstanding warrants.

•	In May 2013, we issued 1,485,010 shares of common stock to an accredited investor upon exercise of outstanding warrants for aggregate proceeds of $8.0 million.

(2) Warrants

•

In June 2010, September 2010 and April 2011, we issued warrants to purchase an aggregate of 1,485,010 shares of Series E preferred stock to an accredited investor at an exercise price of $5.41 per share.

•	In June 2011, we issued warrants to purchase an aggregate of 206,716 shares of Series F preferred stock to a total of 12 accredited investors at an exercise price of $9.68 per share.

(3) Options Issuances

•	From January 1, 2010 through December 12, 2012, we issued and sold an aggregate of 2,782,060 shares of common stock upon the exercise of options issued to certain officers,

directors, employees and consultants of the registrant under our 2007 Plan at exercise prices per share ranging from $0.03 to $11.40, for an aggregate consideration of approximately $2.8 million.

•

From January 1, 2010 through December 12, 2012, we granted direct issuances or stock options to purchase an aggregate of 13,970,043 shares of our common stock at exercise prices per share ranging from $1.82 to $18.48 and 16,991 restricted stock units to employees, consultants, directors and other service providers under our 2007 and 2012 Plans.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transactions were exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof, with respect to the items (1) and (2) above, and Rule 701 thereunder, with respect to the item (3) above, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 21st day of June, 2013.

SolarCity Corporation

By:	/s/ Lyndon R. Rive
Lyndon R. Rive
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Lyndon R. Rive Lyndon R. Rive	Founder, Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2013

/s/ Robert D. Kelly Robert D. Kelly	Chief Financial Officer (Principal Financial and Accounting Officer)	June 21, 2013

* Peter J. Rive	Founder, Chief Operations Officer, Chief Technology Officer and Director	June 21, 2013

* Elon Musk	Chairman of the Board of Directors	June 21, 2013

* Raj Atluru	Director	June 21, 2013

* John H. N. Fisher	Director	June 21, 2013

* Antonio J. Gracias	Director	June 21, 2013

* Donald R. Kendall, Jr.	Director	June 21, 2013

* Nancy E. Pfund	Director	June 21, 2013

* Jeffrey B. Straubel	Director	June 21, 2013

*By:	/s/ Lyndon R. Rive
Lyndon R. Rive Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form	File No.	Incorporated by Reference	Exhibit Filing Date
1.1#	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation of the Registrant	10-K	001-35758	3.1	March 27, 2013
3.2	Amended and Restated Bylaws of the Registrant	10-K	001-35758	3.2	March 27, 2013
4.1	Form of Common Stock Certificate of the Registrant	S-1/A	333-184317	4.1	November 27, 2012
4.2	Form of Warrant	S-1	333-184317	4.2	October 5, 2012
4.3	Seventh Amended and Restated Investor’s Rights Agreement by and among the Registrant and certain stockholders of the Registrant, dated February 24, 2012	S-1	333-184317	4.4	October 5, 2012
4.4	Form of Senior Notes
4.5	Form of Indenture
5.1#	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1*	Form of Indemnification Agreement for directors and executive officers	S-1	333-184317	10.1	October 5, 2012
10.2*	2007 Stock Plan and form of agreements used thereunder	S-1	333-184317	10.2	October 5, 2012
10.3*	2012 Equity Incentive Plan and form of agreements used thereunder	S-1	333-184317	10.3	October 5, 2012
10.4*	2012 Employee Stock Purchase Plan and form of agreements used thereunder	S-1	333-184317	10.4	October 5, 2012
10.5	Office Lease Agreement, between Locon San Mateo, LLC and the Registrant, dated as of July 30, 2010	S-1	333-184317	10.5	October 5, 2012
10.5a	First Amendment to Lease, between Locon San Mateo, LLC and the Registrant, dated as of November 15, 2010	S-1	333-184317	10.5a	October 5, 2012
10.5b	Second Amendment to Lease, between Locon San Mateo, LLC and the Registrant, dated as of March 31, 2011	S-1	333-184317	10.5b	October 5, 2012
10.6	Term Loan Agreement between the Registrant and U.S. Bank National Association, dated as of January 24, 2011	S-1	333-184317	10.6	October 5, 2012
10.6a	First Amendment to Term Loan Agreement between the Registrant and U.S. Bank National Association, dated as of May 1, 2011	S-1	333-184317	10.6a	October 5, 2012
10.6b	Second Amendment to Term Loan Agreement between the Registrant and U.S. Bank National Association, dated as of October 19, 2011	S-1	333-184317	10.6b	October 5, 2012

Exhibit Number	Exhibit Description	Form	File No.	Incorporated by Reference	Exhibit Filing Date
10.6c	Third Amendment to Term Loan Agreement between the Registrant and U.S. Bank National Association, dated as of March 6, 2012	S-1	333-184317	10.6c	October 5, 2012
10.6d	Fourth Amendment to Term Loan Agreement between the Registrant and U.S. Bank National Association, dated as of June 28, 2012	S-1	333-184317	10.6d	October 5, 2012
10.7	Revolving Credit Agreement among the Registrant, U.S. Bank National Association and other banks and financial institutions party thereto, dated as of April 1, 2011	S-1	333-184317	10.7	October 5, 2012
10.7a	First Amendment to Revolving Credit Agreement among the Registrant, U.S. Bank National Association and other banks and financial institutions party thereto, dated as of October 19, 2011	S-1	333-184317	10.7a	October 5, 2012
10.7b	Second Amendment to Revolving Credit Agreement among the Registrant, U.S. Bank National Association and other banks and financial institutions party thereto, dated as of March 6, 2012	S-1	333-184317	10.7b	October 5, 2012
10.7c	Third Amendment and Waiver to Revolving Credit Agreement among the Registrant, U.S. Bank National Association and other banks and financial institutions party thereto, dated as of June 28, 2012	S-1	333-184317	10.7c	October 5, 2012
10.8	Credit Agreement among the Registrant, Bank of America, N.A., Goldman Sachs Bank USA, Credit Suisse AG and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of March 8, 2012	S-1	333-184317	10.8	October 5, 2012
10.9*	Offer Letter between the Registrant and Robert D. Kelly, dated October 6, 2011	S-1	333-184317	10.9	October 5, 2012
10.10**	Credit Agreement among the Registrant, Bank of America, N.A. and other banks and financial institutions party thereto, dated as of September 10, 2012	S-1	333-184317	10.10	October 5, 2012
10.11**	Loan Agreement between City UB Solar, LLC (an indirect wholly owned subsidiary of the Registrant) and Union Bank, N.A., dated as of February 8, 2013	10-Q	001-35758	10.11	May 15, 2013
10.12	Form of Share Lending Agreement among the Registrant, Goldman Sachs Financial Markets, L.P. and Goldman Sachs & Co.
12.1#	Ratio of Earnings to Fixed Charges
21.1	List of Subsidiaries	10-K	001-35758	21.1	March 27, 2013
23.1#	Consent of Independent Registered Public Accounting Firm
23.2#	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (Included in Exhibit 5.1)

Exhibit Number	Exhibit Description	Form	File No.	Incorporated by Reference	Exhibit Filing Date
24.1#	Power of Attorney
25.1#	Statement of Eligibility of Trustee on Form T-1

*	Indicates a management contract or compensatory plan or arrangement.
**	Registrant has omitted portions of the relevant exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended.
#	Previously filed.